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                                                                   Exhibit 10.20

                              TAX SHARING AGREEMENT

                                  JULY 3, 2002

                              TAX SHARING AGREEMENT

         THIS TAX SHARING AGREEMENT (the "Agreement"), by and among KNOWLEDGE UNIVERSE, INC., a California corporation ("KU"), and LEAPFROG ENTERPRISES, INC., a Delaware corporation and subsidiaries ("Leapfrog"), is effective for tax years beginning on and after January 1, 1998.

                                    RECITALS:

         WHEREAS, KU and Leapfrog are members of a combined group of corporations (the "KU Combined Group") within the meaning of various unitary state combined rules;

         WHEREAS, KU and Leapfrog desire to enter into this Agreement establishing the method for allocating the combined state income tax liability (as determined under each combined state rules) between KU and Leapfrog.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. PREPARATION AND FILING OF COMBINED GROUP TAX RETURNS.

         1.1 IN GENERAL. KU shall have the responsibility for the preparation and filing of all KU Combined Group Tax Returns for each taxable year the KU Combined Group is required or permitted to file such a return and this Agreement is in effect.

         1.2 PROVISION OF TAX RETURN INFORMATION. Leapfrog shall provide KU all documents and information, and make available such employees and officers of Leapfrog as KU reasonably requests, on a mutually convenient basis during normal business hours, to aid KU in preparing any KU Combined Group Tax Returns described in Section 1.1 of this Agreement or to contest any Audit of any such KU Combined Group Tax Return. Leapfrog shall assist in the preparation, execution, and filing of such elections, schedules, consents, and other documents as KU determines to be required or appropriate for the proper filing of such returns.

         1.3 MANNER OF FILING COMBINED GROUP TAX RETURNS.

                  (A) All KU Combined Group Tax Returns filed after the date of this Agreement by KU shall be (1) prepared in compliance with all applicable laws, rules and regulations, and (2) filed on a timely basis (including extensions).

                  (B) KU shall have the right to determine (1) the manner in which such KU Combined Group Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made in such KU Combined Group Tax Return, (4) whether any amended KU Combined Group Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the


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
related Tax, and (7) whether to retain outside specialists to prepare such KU Combined Group Tax Return and whom to retain for such purpose.

         1.4 LETTER OF CONFIRMATION. For each Tax Year covered by this Agreement, KU shall cause Ernst & Young LLP, or such other tax preparer that has been employed to prepare the KU Combined Group Tax Return, to deliver to Leapfrog promptly upon the filing of the KU Combined Return a letter of confirmation covering: the appropriateness of the classification of the KU Combined Group as unitary under applicable state laws; a listing of the states in which the KU Combined Group is required or permitted to file a unitary return; a representation that, based upon the information provided by KU and each member of the KU Combined Group, all required state income tax returns which include Leapfrog for the KU Combined Group in the covered states have been prepared in full accordance with the applicable laws, rules and regulations relating thereto and timely filed with the appropriate Tax Authority together with payments of all taxes due thereunder; and such other matters as may be reasonably requested by the Audit Committee of Leapfrog. In addition, at any time in the operation of its business Leapfrog is required to provide to third parties representations and warranties as to tax matters relating to Leapfrog relating to Tax Years covered by this Agreement, upon written request, KU shall cause Ernst & Young LLP, or such other tax preparer that has been employed to prepare the KU Combined Group Tax Returns, to provide to Leapfrog a letter stating that, after due inquiry, the matters set forth in such representations and warranties are true and correct as they relate to the KU Combined Group Tax Returns, with such schedules of exceptions as may be necessary.

         1.5 AGENT. Leapfrog hereby irrevocably designates KU as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as KU, in its reasonable discretion, may deem appropriate in any and all matters (including Audits) relating to any KU Combined Group Tax Return described in Section 1.1 of this Agreement; provided, however, that KU shall not exercise its rights as agent and attorney-in-fact in any manner that is inconsistent with the rights granted to Leapfrog under this Agreement, and nothing in this Section 1.5 shall limit the rights granted to Leapfrog under this Agreement.

SECTION 2.      PAYMENTS OF TAX.

         2.1 ESTIMATED QUARTERLY PAYMENTS. Not later than the 10th day of the fourth, sixth, ninth and twelfth months (or such other applicable estimated tax due dates) of each combined tax year of the KU Combined Group, Leapfrog will make a reasonable determination of the amount it would be required to pay as estimated payments for that period were it filing a separate tax return. Leapfrog shall pay by wire transfer to KU no later than the 15th day of such months (or the next following business day if the 15th day is a Saturday, Sunday or holiday) the applicable estimated quarterly tax amount consistent with such determination and any interest and penalties associated with a late payment of any such taxes.

         2.2 YEAR-END PAYMENTS. After the end of KU's fourth accounting quarter and before the 15th day of the third month thereafter, Leapfrog will promptly pay to KU the entire amounts estimated to be due and payable were it filing a separate tax return, less all amounts previously paid to KU with respect to that tax year pursuant to Section 2.1.


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SECTION 3.      TAX ALLOCATION.

         3.1 CALCULATION OF SEPARATE TAX LIABILITY. Except as otherwise provided herein, beginning with the tax year ended December 31, 1998, and for each subsequent tax year in which this Agreement is in effect, in due course after the close of each tax year (but no later than March 30th), Leapfrog shall calculate its state income tax liability as if it were to file a separate state income tax return for such period, utilizing legally appropriate methods of accounting, positions, conventions and principles of taxation, consistent from year to year with prior calculations of separate tax liability prepared pursuant to this Section 3.1; provided, however, such methods of accounting, positions, conventions, and principles of taxation need not be consistent with those used in connection with the KU Combined Group Tax Return. For purposes of calculating such separate tax liability, any liability for alternative minimum tax shall be treated as part of Leapfrog's separate tax liability. Copies of such separate tax liability calculation shall be provided by Leapfrog to KU, together with all related tax and accounting work papers. KU shall review and approve such separate tax liability calculation, with such changes as shall be mutually agreed upon between KU and Leapfrog. In the event KU and Leapfrog are unable to agree on such calculation of separate tax liability such matters shall be resolved pursuant to Section 6.2.

         3.2 PAYMENTS TO KU. Promptly upon KU's approving the separate state income tax return calculation, Leapfrog shall pay to KU the amount of any separate state income tax that would be due from Leapfrog on a stand-alone basis calculated as provided in Section 3.1, but reduced to reflect the lost tax benefit, if any, for state taxes paid on Leapfrog's federal tax returns. If under the state income tax calculation Leapfrog would be entitled to a refund of taxes previously paid, KU shall promptly pay to Leapfrog the amount of such refund.

         3.3 INITIAL PAYMENT. Notwithstanding the foregoing in this Section 3 and in Section 2, the initial payment by Leapfrog to KU for tax years 1998 though 2001, shall be made promptly after execution of this Agreement and receipt of the letter of confirmation from Ernst & Young relating to such years, all without any interest and penalties for the delayed payment.

SECTION 4.      ADJUSTMENTS; AMENDMENTS; ASSESSMENTS.

         4.1 ADJUSTMENTS OF TAX LIABILITY. In the event of any adjustment of the tax liability shown on any KU Combined Group Tax Return, by reason of the Final Determination by a Taxing Authority of a tax controversy involving a tax position used in Leapfrog's calculation of separate tax liability, liability of Leapfrog under its separate state income tax return calculations for such tax years prepared pursuant to Section 3.1 shall be redetermined giving effect to the revised numbers or principles of tax law underlying such adjustment as if such adjustment had been made as part of the original computation.

         4.2 UNDERPAYMENTS AND OVERPAYMENTS. If a revised calculation is made of the amount of tax due as provided in Section 4.1 and it is determined that Leapfrog has paid to KU with respect to the taxable year an amount less than or greater than that required by Section 3.1 as redetermined, then any deficit shall be promptly paid by Leapfrog to KU and any excess shall be paid promptly by KU to Leapfrog, together with interest thereon at the rate applicable to the


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underpayment of Taxes to such Tax Authority, and, to the extent that penalties have been imposed by such Tax Authority, together with penalties thereon.

         4.3 DISPUTED TAX POSITIONS. Notwithstanding the foregoing Section 4.2, with respect to interest and penalties assessed by any Tax Authority, Leapfrog shall not be responsible for such interest and penalties arising out of any position that Leapfrog has not employed in its calculation of its separate tax liabilities or has objected to pursuant to Sections 9.1 or any matter that Leapfrog has taken to dispute resolution under Section 6.2, if and to the extent that the position put forward by Leapfrog was legally appropriate and would have avoided or reduced such interest and penalties.

         4.4 ASSESSMENT OF TAX OUTSIDE OF RETURN. In the event that Leapfrog is assessed state income tax (as a result of a Final Determination) directly on the basis that Leapfrog was not properly included or includable in the KU Combined Group Tax Return, by reason of the fact that Leapfrog was not unitary with the remaining members of the KU Group or otherwise, and Leapfrog has paid amounts to KU for the same Tax Year pursuant to Section 3.2, then KU shall repay to Leapfrog all amounts paid by Leapfrog relating to the KU Combined Group Tax Return for such Tax Year, together with interest thereon at the rate applicable to the underpayment of taxes to such Tax Authority, and, to the extent that penalties have been imposed by such Tax Authority, together with penalties thereon.

SECTION 5.      CONFIDENTIALITY.

         5.1 CONFIDENTIALITY. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 5.1. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

SECTION 6.      DETERMINATION OF SUMS DUE FROM AND PAYABLE TO LEAPFROG.

         6.1 DETERMINATION. KU will determine the sums due from and payable to Leapfrog under the provisions of this Agreement. Leapfrog shall provide KU with such information as may reasonably be necessary to make these determinations, and the tax work papers relating thereto. Issues arising in the course of its determinations that are not expressly provided for in this Agreement shall be resolved in a manner provided for in Section 6.2.


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         6.2 ARBITRATION OF CONTESTED ISSUES. In the event that either KU or
Leapfrog disputes the calculation of any obligation under this Agreement or the treatment for tax purposes of any item of income, loss, deduction, credit or other tax attribute and cannot agree upon the proper calculation or treatment, then such item of disagreement shall be referred promptly to the chief financial officers or other senior advisors of or to KU and Leapfrog, respectively, who shall meet with the tax preparer to discuss the matter and attempt to resolve the dispute. If the dispute has not been resolved within fifteen (15) days of such referral, KU and Leapfrog shall attempt to designate a public accounting firm of national standing reasonably acceptable to both Leapfrog and KU. In the event the parties are unable to select a public accounting firm to act as arbitrator, the American Arbitration Association shall select a national public accounting firm to act as arbitrator pursuant to this Agreement, which firm is neither the outside accountants to KU nor to Leapfrog. The arbitration shall proceed in accordance with the Rules of the American Arbitration Association in effect on the date the demand for arbitration is served except to the extent such rules relate to the selection of arbitrators. The foregoing agreement to arbitrate shall be specifically enforceable under applicable arbitration law. During the arbitration each party shall bear its own attorneys' fees and pay one half of any fees due the arbitrator except that as part of a final award the arbitrator may award reasonable fees and costs. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. The parties may agree to defer unresolved claims, disputes and other issues to arbitration at a later time to be mutually agreed upon.

SECTION 7.      DEPARTING THE KU COMBINED GROUP.

         7.1 DEPARTURE. Leapfrog shall cease to be a member of the KU Combined Group for any state when it is no longer permitted under applicable state tax law to be included in the KU Combined Group Tax Return.

         7.2 TAX ALLOCATIONS. In applying this Agreement to Leapfrog for the final taxable year in which its income, deductions, and tax credits are required to be included in the KU Combined Return for any state the amount required to be paid by Leapfrog under the provisions of Section 3.1 hereof, will be determined by taking into account the income, deductions and tax credits of Leapfrog only for the fractional part of such tax year as Leapfrog was a member of the KU Combined Group and included in the KU Combined Group Tax Return.

         7.3 FIXING OF LIABILITY. The provisions of this Agreement shall fix the liability of the parties to each other as to the matters provided for and shall not be affected by the departure of Leapfrog as to Tax Years prior to Leapfrog leaving the KU Combined Group.

         7.4 EXCHANGE OF INFORMATION. After the filing of a KU Combined Group Tax Return for the last tax year that Leapfrog was included therein for any state, KU shall inform Leapfrog regarding the amount of combined group Carryforwards as of the end of the tax year or period which are attributable to or allocated to Leapfrog, as provided by applicable state tax laws.


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SECTION 8. TAX CONTROVERSIES.

         8.1 RESPONSIBILITY. If a state income tax return for any taxable year during which this Agreement is in effect is examined by the Tax Authority in any state in which the KU Combined Group has filed a KU Combined Group Tax Return, the examination, as well as any other matters relating to that tax return, including any tax litigation, will be handled solely by KU. Leapfrog shall cooperate with KU and to this end will provide such data and execute protests, petitions, and any other documents as KU determines to be necessary or appropriate. KU will make a reasonable attempt to co-ordinate data requests from state jurisdictions.

         8.2 PARTICIPATION RIGHTS. If a Tax Authority asserts or recommends a deficiency, claim or adjustment that, if sustained, would result in additional payments under Leapfrog's calculation of separate tax liability as redetermined under Section 4.1, then KU shall keep Leapfrog informed in a timely manner of all material actions taken or proposed to be taken by KU in connection with such deficiency, claim or adjustment. In the case of an Audit with respect to a Tax Item which would adversely affect the separate state income tax calculation of Leapfrog, KU shall:

                  (a) in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment (1) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide Leapfrog with a draft copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment, (2) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority and subject to KU's reasonable judgment exercised in good faith, Leapfrog's comments and changes on such draft copy of such correspondence or filing, and (3) provide Leapfrog with a final copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment;

                  (b) provide Leapfrog with notice reasonably in advance of, and Leapfrog shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to such deficiency, claim or adjustment; and

                  (c) if KU is reasonably satisfied that it will not adversely affect the exercise of any of KU's rights with respect to other items, KU shall consider any suggestions made by Leapfrog with respect to the resolution or settlement of, or agreement to, any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Audit with respect to a Tax Item with respect to which Leapfrog would be responsible under this Agreement as part of a recalculation of separate tax liability as provided in
Section 4.1.

         8.3 ALLOCATION OF LIABILITY AND EXPENSE. The cost and expense of KU's handling of a tax controversy, including legal and accounting fees, (but not the Tax itself) will be allocated to the member of the KU Combined Group to whom the tax controversy relates. If the tax controversy relates to more than one member in the KU Combined Group, the cost and expense will be allocated between the companies in the proportion to an estimate of the amount of expense expended on such issue, and with respect to multiple members with identical issues, in


                                       6.
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proportion that each company's potential additional tax liability bears to the total potential additional tax liability of the KU Combined Group (assuming that the final determination of the tax controversy is in favor of the Tax Authority) for the tax year in issue. Leapfrog shall promptly pay to KU the cost and expense properly allocated to it under this Section 8.3 upon presentation of appropriate allocation calculations and supporting documentation of such expenses and of such allocations.

SECTION 9. ANNUAL DETERMINATION OF UNITARY STATUS.

         9.1 MEET AND CONFER. KU and various of its subsidiaries filed a California unitary combined report in 1998, 1999 and 2000. The parties have agreed to file a California unitary combined report for 2001 and 2002. Promptly following December 31st of 2002, and each year thereafter for which a KU Combined Group Tax Return will be filed, KU and Leapfrog and their respective tax advisors will meet to confer and analyze the then-existing facts and circumstances relating to the determination of whether KU and Leapfrog are or are not unitary, including, with respect to the KU Combined Group Tax Return for the State of California, an analysis of (a) the three unities test; (b) the contribution and dependency test; and (c) the functional integration test. KU and Leapfrog shall provide to KU and Leapfrog such information as shall be reasonably necessary or appropriate to analyze the factors under the foregoing tests. In the event that the members are unable to agree on what subsidiaries, if any, are unitary with KU, by February 15th of any year, then the matter shall be referred to arbitration as set forth in Section 6.2.

SECTION 10. DURATION.

         10.1 AGREEMENT IN EFFECT. Unless earlier terminated by mutual agreement of the parties, this Agreement shall remain in effect for state income tax purposes with respect to any tax year for which combined, consolidated or unitary income tax returns are required or permitted to be filed by the KU Combined Group with respect to tax years ending on or before December 31, 2002.

         10.2 TERMINATION OF AGREEMENT. Notwithstanding the termination of this Agreement, its provisions will remain in effect with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the KU Combined Return. The preceding sentence shall not be construed however, to require a party to contribute to combined tax liability for any period for which it files a separate return.

SECTION 11. DEFINITIONS.

         11.1 AUDIT. The term "AUDIT" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

         11.2 CARRYFORWARDS. The term "CARRYFORWARDS" shall mean any net operating loss, capital loss, tax credit or similar item carried forward from prior combined return tax years.


                                       7.
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         11.3 KU COMBINED GROUP. "KU COMBINED GROUP" means a group of corporations or other entities including KU and one or more of its subsidiaries that files a combined return for state income tax purposes.

         11.4 KU COMBINED GROUP TAX RETURN. "KU COMBINED GROUP TAX RETURN" means any Tax return with respect to state income taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis including KU and one or more of its subsidiaries (for any taxable period or portion thereof).

         11.5 FINAL DETERMINATION. "FINAL DETERMINATION" shall mean the first to occur of: (i) a judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement with the applicable Tax Authorities; or (iii) any other final disposition by reason of an agreement between the affected party or parties and the appropriate Tax Authority, the expiration of the applicable statute of limitations, or otherwise.

         11.6 TAX OR TAXES. "TAX" or "TAXES" shall mean all state franchise, net income and alternative or add on minimum taxes together with any interest, penalties, additions to tax or additional amounts imposed thereon or imposed with respect to any such interest, penalties, additions to tax or other additional amounts.

         11.7 TAX AUTHORITIES. "TAX AUTHORITIES" shall mean the Franchise Tax Board in the State of California and the comparable tax authorities in each jurisdiction where KU files, or is required to file, a combined report.

         11.8 TAX ITEM. "TAX ITEM" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

         11.9 TAX YEAR. "TAX YEAR" shall mean any twelve month period ending on December 31 or any portion of such period for which a return for Taxes is required to be filed.

SECTION 12. MISCELLANEOUS.

         12.1 PARENT DESIGNATE. At its election, KU can designate a member of the KU Combined Group to act on behalf of KU in performing the duties identified in this Agreement.

         12.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

         12.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including any and all attachments or exhibits hereto, constitutes the entire, final and exclusive understanding and agreement between the parties with respect to the subject matter hereof. This Agreement may be amended, waived, discharged or terminated only by written agreement of the parties.

         12.4 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the parties intend that (a) in lieu of such provision there be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as


                                       8.
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may be possible and be valid, legal and enforceable and (b) the validity, legality and enforceability of the remaining provisions, or any subsequent applications thereof, shall not in any way be affected or impaired thereby.

         12.5 BINDING EFFECT, ASSIGNMENT, ETC. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns and successors in interest. No party may assign any right, or delegate any obligation hereunder without the express prior written consent of all parties hereto.

         12.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

         12.7 CAPTIONS. Titles or captions of Sections and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereto.

         12.8 NUMBER AND GENDER. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

         12.9 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (c) upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified parties; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other.

         12.10 COOPERATION. Each party hereby covenants and agrees that it shall execute and deliver all materials including, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated return to any party to this Agreement during regular business hours.

         12.11 COUNTERPARTS. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

         12.12 COMPUTATION OF TIME. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until


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5:00 p.m. Pacific Standard Time on the next business day to exercise such privilege, or to discharge such duty.

         12.13 COSTS AND EXPENSES. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

         12.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         12.15 INDEMNIFICATION. KU shall indemnify and hold harmless the other parties against any and all Taxes for which KU is liable pursuant to the terms of this Agreement and any interest and penalties and reasonable attorney's fees and expenses arising out of or incident to the failure of KU to pay its share of Taxes under this Agreement or otherwise carry out its obligations in accordance with this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on July 3, 2002.

                                          KNOWLEDGE UNIVERSE, INC.



                                          By: /s/ Stanley E. Maron
                                             ---------------------------------

                                          Print Name: Stanley E. Maron
                                                     -------------------------

                                          Title: Secretary
                                                ------------------------------

                                          ADDRESS:
                                          844 Moraga Dr.
                                          ------------------------------------
                                          Los Angeles, CA
                                          ------------------------------------
                                          90049
                                          ------------------------------------
                                          Fax: 310-440-3690
                                              --------------------------------



                                          LEAPFROG ENTERPRISES, INC.



                                          By: /s/ James P. Curley
                                             ---------------------------------

                                          Print Name: James P. Curley
                                                     -------------------------

                                          Title: Chief Financial Officer
                                                ------------------------------

                                          ADDRESS:
                                          6401 Hollis St., Ste. 150
                                          ------------------------------------
                                          Emeryville, CA 94608
                                          ------------------------------------
                                          Fax: 510-420-5001
                                              --------------------------------


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